EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this 20th day of January, 2005 by and among Penge Corp., a Nevada corporation with offices located at 1930 Village Center Circle, Suite 3-446, Las Vegas, Nevada 89134 ("PURCHASER"), S&S Plant Farm., a Texas corporation with offices located at 3011 Todd Drive, Midland, Texas 79705 (the "COMPANY") and Curtis and Tiffany Schmid, individuals ("SHAREHOLDER"). Capitalized terms used in this Agreement which are not defined in context have the meanings specified in EXHIBIT A attached hereto.

                                    RECITALS

         WHEREAS, Shareholder owns all of the issued and outstanding shares of the capital stock of the Company (the "SHARES"); and

         WIIEREAS, Shareholder desires to sell, and Purchaser desires to purchase, all of the Shares in accordance with, and subject to the terms and conditions set forth in, this Agreement (the "PURCHASE").

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. THE PURCHASE.

         1.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Shareholder will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from Shareholder. Immediately following the closing, Purchaser will be the sole shareholder of the Company. This sale includes all property, equipment, inventory, arid customer lists and contracts owned by the Company as outlined in the addenda to this Agreement. Any outstanding payables or debts of the Company at the closing will be paid or dealt with in accordance with the subsequent terms of this Agreement.

                  Property and asset exemption -Any term hereof to the contrary notwithstanding, any receivable from Karstin, Inc., Integrated Financial (which are companies owned by Shareholder), and the mobile home owned personally by Shareholder will not be subject to or part of the transaction contemplated hereby.

         1.2 PURCHASE PRICE. Upon the terms and subject to the conditions of this Agreement, Purchaser shall pay the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the "PURCHASE PRICE") to Shareholder for the Shares in accordance with the following schedule:

                    (a) Purchaser shall pay to Shareholder Three Hundred Thousand Dollars ($300,000) in good funds on the Closing Date on or before March 1, 2005, and Two Hundred Thousand Dollars ($200,000) in good funds on January 10th, 2006.

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                 The Shareholder, subject to succeeding terms of this Agreement, will pay all outstanding debts, leases and payables of the Company on or before January 10th, 2006 using said $500,000.

                 The Shareholder will pay all outstanding debts, leases, and payables of the Company on or before January 10th, 2006 of the balances on the Date of Closing, with the exception of costs incurred during the pre-closing period associated with the 2005 growing season revenues on or before January 10, 2006 using the balance for same as of the date of Closing. The exempt property and assets will not be subject to this payment. Notwithstanding any other provisions contained herein to the contrary, costs incurred by Shareholder during the pre-Closing period associated with the 2005 growing season will be computed by Shareholder and paid to Shareholder by Purchaser out of sales of the Company's inventory from the date of Closing until no later than June 1, 2005. On June 1, 2005 if Shareholder has not been completely reimbursed for such costs, Purchaser will pay the remaining amount owed in a lump sum and in full.

                  (b) Purchaser shall pay to Shareholder Five Hundred Thousand Dollars ($500,000) in common stock in Penge Corp. at $0.30 a share for a total of 1,667,000 shares which includes fully paid par value;

                  (c) Purchaser shall pay to Shareholder Five Hundred Thousand Dollars ($500,000) in the form of a secured promissory note bearing 7% interest per annum simple. The amortization schedule will be:

                           Year One and Two will be on a 20 year amortization schedule with a $11,660.47 payment each quarter beginning six months after the closing.

                           Year Three and Four will be on a 15 year amortization schedule with a payment each quarter of $13,526.68.

                           Year Five will be on a 12 year amortization schedule with a payment each quarter of $15,482.85.

                           After year Five, and on the first day of year 6, the remaining principal balance will be due and payable in a balloon payment.

                  (d) Shareholder will receive a 2nd mortgage behind whatever debt, leases or payables that the Shareholder elects not to payoff at closing from the $300,000 down payment. When the Shareholder pays off the remaining debt, lease or payables obligations by January 10th, 2006, the shareholder will then be moved up to 1st lien position.

         1.3 ACCEPTANCE OF CONSIDERATION. Shareholder accepts, and hereby agrees that, the payment of the Purchase Price as provided for in Section 1.2 constitutes payment in full and is the sale consideration for the sale, transfer, conveyance, assignment and delivery of the Shares to Purchaser by Shareholder and for all of the other agreements of Shareholder provided for in this Agreement.

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

         1.4 THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place on or before March 1, 2005 at such place and/or such other time as the Parties may agree. For purposes of this Agreement, the "CLOSING DATE" means the time and date on which the Closing actually takes place.

         1.5 SHAREHOLDER CLOSING DELIVERIES. At the Closing, Shareholder shall deliver to Purchaser, or cause to be delivered to Purchaser, (i) stock certificate( s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Purchaser, and (ii) evidence of title insurance in a form acceptable to Purchaser, and (iii) an executed copy of the Employment Agreement (as defined below). At the Closing, Shareholder shall retain all cash on hand at the business premises.

         1.6 PURCHASER CLOSING DELIVERIES. At the Closing, Purchaser shall deliver to Shareholder, or cause to be delivered to Shareholder, the Purchase Price together with the Stock and hypothecation agreement pledging same to Shareholder.

2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE COMPANY. Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

         2.1 CORPORATE EXISTENCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and the Company has all requisite corporate power and authority to own, lease and operate its properties and to carryon its business as currently conducted. The Company is duly qualified to do business in each jurisdiction in which the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

         2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $1.00 par value (the "COMMON STOCK"), of which 1,000 shares are issued and outstanding and constitute the Shares. There are no series or classes of stock of the Company other than the Common Stock. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Company has no other shares of any kind authorized or issued, no issued securities convertible into or exchangeable for or carrying the right to acquire any equity security of the Company and no issued options, warrants or other agreements or commitments under which the Company is obligated to issue any additional shares or equity interests.

         2.3 TITLE TO THE SHARES. Shareholder now owns, and on the Closing Date will own, the Shares free and clear of any mortgage, imperfection of title, lien, pledge, option, security interest, claim, charge or other encumbrance of any kind (collectively, "ENCUMBRANCES").

         2.4 SUBSIDIARIES. The Company has no subsidiaries.

         2.5 AUTHORITY. This Agreement constitutes the legal, valid and binding obligation of the Company and Shareholder, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies. Shareholder and the Company each have all necessary power and authority under their organizational documents and applicable Legal Requirements to execute and deliver this Agreement and to carry out their respective obligations hereunder. All actions on the part of Shareholder and the Company necessary for the due authorization, execution and delivery of this Agreement and the performance of their respective obligations hereunder have been taken or will be taken prior to the Closing.

         2.6 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws, (ii) violate, in any material respect, any Legal Requirement applicable to the Company, or (iii) connect with or result in the breach of the terms, conditions or provisions of any material agreement to which the Company is a party or by which it is bound.

         The Shareholders will provide waiver of right of first refusal for the sale of the common stock.

         2.7 LITIGATION. There is no claim, litigation, Proceeding or investigation of any kind pending by or against the Company and, to the knowledge of Shareholder and the Company, there is no such claim, litigation, proceeding or investigation threatened against the Company with the exception of the disclosure of the class action suit as discussed with Purchaser in telephone conversation pertaining to a water contamination claim made by homeowners in the subdivision to the north of the real property owned by the Company ("Real Property") in which no party had actual damage but claimed stigma damage to their property as a result of an oil pipeline leak further to the northeast of the subdivision and Todd Rd. and just south of Loop 250. The attorneys representing Shareholder later dropped out due to lack of expert witnesses that could testify that there was any threat to water quality and also to the fact that properties comparable properties in the area have continued to sell for 85% to 106% of their appraised values. Shareholder believes there is no material damage to the Real Property.

         2.8 COMPLIANCE WITH LAWS. The Company has at all relevant times conducted its business in compliance, in all material respects, with its Articles of Incorporation and its Bylaws. To the knowledge of Shareholder and the Company, the Company is not in violation of any applicable Legal Requirement, other than violations which would not have a Material Adverse Effect. To the knowledge of Shareholder and the Company, the Company has not been charged with, or threatened with a charge of, a violation of any Legal Requirement.

         2.9 OWNED REAL PROPERTY. EXHIBIT B lists and describes all real property that the Company owns. With respect to each such parcel of owned real property:

                  (a) the Company has good and marketable title to the Real Property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto. A copy of the survey with legal description is available and will be part of the closing documents provided by the Shareholder.

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

                  In a telephone conversation with Purchaser, the Shareholder disclosed the use of the mobile home located on the Real Property which is also Shareholder's current residence, which is in violation of certain restrictions on said property. A temporary use permit was granted by the City of Midland for the use of said mobile home on the property which was limited to an 18 month period. Such permit expired some 10 years ago. There have been no complaints registered concerning it for years and said mobile home is surrounded on three sides by various greenhouse additions, which greatly limits its visibility. Shareholder will remove the mobile home from the premises of the Real Property if they ever vacate the premises or in the event a complaint should be brought to the City of Midland, whichever event shall first occur.

                  (b) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Property or other matters affecting adversely the current use, occupancy, or value thereof.

                  (c) the legal description for the Real Property contained in the deed thereof describes such Real Property fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (d) all facilities, with exception of the mobile home mentioned in subparagraph (a) immediately above, have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (e) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property owned by the Corporation, and the Company has leased approximately three acres running all along the western-most boundary line of the Real Property which has been fenced in by the tenant and locked by him and for which tenant has executed both a lease and an indemnification of the Company for any accident or mishap which might occur on that leased premises;

                 (f) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

                 (g) there are no parties (other than the Company) in possession of the Real Property;

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

                  (h) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property; and the Purchaser acknowledges the property is in a rural setting. Public utilities are not all available such as storm sewers, sanitary sewers, and public water supply. Private septic systems are in place as well as multiple irrigation wells;

                  (i) the Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Property, and access to the Real Property is provided by paved public right-of-way with adequate curb cuts available. The Real Property has direct vehicular access to a public city paved street; however access on the Real Property is not paved. There are no curb cuts available in this rural setting.

         2.10 LEASED REAL PROPERTY. Exhibit B also lists and describes briefly all Real Property leased or subleased to the Company. The mobile home is not included with the assets.

         2.11 TANGIBLE ASSETS. EXHIBIT C lists and describes all buildings, machinery, equipment and other tangible assets owned by the Company. The Company has good and marketable title to all such tangible assets, free and clear of any Encumbrances. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         2.12 ENVIRONMENTAL AND SAFETY LAWS. The Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety.

         2.13 TAX RETURNS AND PAYMENTS. The Company has filed all Tax Returns (federal, state and local) required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects. To the knowledge of the Company and the Shareholder, all Taxes shown to be due and payable on such Tax Returns, any assessments imposed, and all other Taxes (including Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party) due and payable by the Company have been paid or will be paid prior to the time they become delinquent. To the knowledge of the Company and the Shareholder, the Company has not been advised (i) that any of its Tax Returns, federal, state, local, foreign or other, has been or is being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed adjustment to its Taxes. There exists no liability for any Tax or potential Tax to be imposed upon the properties or assets of the Company as of the date of this Agreement that is not adequately provided for and reserved against on the Financial Statements (as defined below). The financial statements are 1m-audited, not reviewed, based on FIT basis and information furnished by the stockholder/company - they do not comply with GAAP nor do they have any additional required information that would show investing and cash management of the company.

         2.14 AGREEMENTS; ACTIONS. There are no agreements, understandings or proposed transactions between the Company, on the one hand, and the Shareholder or any of the Company's officers or directors, on the other.

         2.15 UNDISCLOSED LIABILITIES. The Company does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not accrued, reserved against or disclosed in the Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet, which individually or in the aggregate are not material to the Company or would not have a Material Adverse Effect.

         2.16 BOOKS AND RECORDS. Complete copies of the books of account, minute books, stock certificate books and stock transfer ledgers of the Company will be made available to Purchaser and their auditors.

         2.17 INVENTORY. EXHIBIT D lists and describes all inventory owned by the Company as of __________ (date).

         2.18 BANK ACCOUNTS. EXHIBIT E contains a complete and accurate list of all the banks or other financial institutions at which the Company maintains accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal. All current banking is done at Midland branch of American State Bank. Any further information pertaining to bank accounts, etc., will be provided in Exhibit E.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Shareholder as follows:

         Purchaser also makes the same warranties to Shareholder as made to the Purchaser in 2.13, 2.7, and 2.8 regarding payment of taxes, litigation, and compliance with the law. Any changes to these representations and warranties prior to closing must be disclosed.

         All stock of Purchaser to be issued to Shareholder in this transaction is fully paid and non-assessable.

         3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

         3.2 AUTHORITY. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Purchaser has all necessary power and authority under its organizational documents and all applicable Legal Requirements to execute and deliver this Agreement and to carry out its obligations hereunder. All actions on the part of Purchaser necessary for the due authorization, execution and delivery of this Agreement and the performance of its obligations hereunder have been taken or will be taken prior to the Closing.

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

4. CERTAIN COVENANTS OF THE PARTIES.

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Closing (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause its Representatives to provide Purchaser and Purchaser's Representatives with (i) reasonable access to the Company's personnel (as approved by the Company), assets, contracts, books and records, and other documents and data relating to the Company, (ii) copies of such contracts, books and records, and other documents and data as Purchaser may reasonably request, and (iii) such additional financial, operating and other data and information regarding the Company, as Purchaser may reasonably request.

         All of this information is the Property of the Company and will remain as such, including work papers and all electronic information, hard copy information, and all duplicates whether held by the purchaser or their auditors. Purchaser will hold such information in complete confidence.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period the Company shall conduct its business and operations in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement. Without limiting the generality of the foregoing, the Company shall not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

         4.3 PRESERVATION OF BUSINESS. The Company shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         4.4 EMPLOYMENT AGREEMENT. At or before the Closing, Shareholder shall execute and deliver to Purchaser an employment agreement in form and substance mutually agreeable to the parties hereto (the "EMPLOYMENT AGREEMENT"). The parties agree that the Shareholder will continue to run S&S Plant Farm under a salary plus bonus agreement and that the Purchaser is only interested in completing this deal if the Shareholder agrees to continue to run and grow S&S Plant Farm for the foreseeable future.

         4.5 NON-COMPETE.

                  (a) COVENANT NOT TO COMPETE. During the two-year period following the Closing Date (the "RESTRICTED PERIOD"), Shareholder shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the business which the Company is conducting during the Restricted Period or hire any current employee of the Company or former employee of the Company within one month of their termination, in an area described by a radius whose central point is the center of the City of Midland, Texas which extends for a 100 miles. Excepted from this Covenant Not to Compete are other businesses owned by or with which Shareholders are associated, including Tiffany's Restaurant, Karstin Inc., Totally Tomato Co., and Landscaping, whether commercial or residential and di11 contracting businesses.

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

                  (b) NONSOLICITATION AGREEMENT. During the Restricted Period, Shareholder shall not (a) induce or attempt to induce, any employee of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere adversely with the relationship between any such employee and the Company or such affiliate; (b) induce or attempt to induce any employee of the Company or any affiliate of the Company to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company or any affiliate of the Company to any third person, firm or corporation; or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or affiliate of the Company to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or such affiliate.

                  (c) INDIRECT COMPETITION. Shareholder will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 4.7 if such activity were carried out by Shareholder, either directly or indirectly. In particular Shareholder agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

                  (d) BLUE PENCIL DOCTRINE. If the duration or geographical extent of, or business activities covered by, this Section 4.7 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Shareholder acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

5. CONDITIONS PRECEDENT.

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to effect the Purchase and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) Each of the representations and warranties made by the Company and Shareholder in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date;

                   (b) All of the covenants and obligations that the Company and Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

                   (c) Purchaser shall have received the written resignations of all of the directors and officers of the Company, effective as of the Closing Date;

                   (d) Shareholder shall have executed and delivered the Employment Agreement to Purchaser;

         5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDER. The obligations of the Company and Shareholder to effect the Purchase and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                   (a) Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date; and

                   (b) All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6. SURVIVAL OF REPRESENTATIVES AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years thereafter (subject to any applicable statutes of limitations).

7. MISCELLANEOUS PROVISIONS.

         7.1 EXPENSES. Each of the Company, Shareholder and Purchaser shall pay all costs , and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and all of the transactions contemplated hereby.

         7.2 ATTORNEYS' FEES. If any legal action or other legal Proceeding relating to this Agreement or the enforcement of any provision thereof is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         7.3 NOTICE. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

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

                  If to the Company:

                           S&S Plant Farm.
                           3011 Todd Road
                           P.O. Box 7033
                           Midland, Texas 79705 Attn:
                           President Telephone:
                           432-684-6863

                  If to the Shareholders:

                           Curtis and Tiffany Schmid
                           3220 Fannin Ave. Midland,
                           Texas 79705 Telephone:
                           432-620-0345

         If to Purchaser:
                           Penge Corp.
                           1930 Village Center Circle, Suite 3-446 Las
                           Vegas, Nevada 89134
                           Attn: Kirk Fischer
                           Telephone: (702) 562-3176
                           Facsimile: (702) 562-3174

Either of the above addresses may be changed at any time by notice given as provided above; PROVIDED, HOWEVER, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, sent by facsimile or by overnight courier, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

         7.4 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         7.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         7.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

         7.7 JURISDICTION: SERVICE OF PROCESS. Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Midland, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to the venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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

         7.8 SUCCESSORS AND ASSIGNS. No party to this Agreement may assign any of its rights hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

         7.9 WAIVER.

         No failure on the part of a pal1y to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         7.10 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Company and Shareholder.

         7.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, al1d the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         7.12 ENTIRE AGREEMENT. This Agreement (together with the Exhibits attached hereto) sets forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

[SIGNATURE PAGE FOLLOWS]

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            The parties hereto have caused this Agreement to be executed and delivered as of the effective Date.

   COMPANY                                    PURCHASER

S&S Plant Farm                                Penge Corp.

By: /s/ Curtis Schmid                          By: /s/ Kirk Fischer
    ----------------------------                  ---------------------------
Name: Curtis Schmid                           Name: Kirk Fischer
    ----------------------------                  ---------------------------
Title: V.P.                                       CEO
    ----------------------------                  ---------------------------






    SHAREHOLDER


-------------------             -----------------------
   Curtis Schmid                    Tiffany Schmid
   3011 Todd Drive
   Midland, Texas 79705


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